Exhibit 99.1

WEBER INC. REPORTS FISCAL THIRD QUARTER 2021 RESULTS

New Company Record as Net Sales increased 19%, to $669 Million

Continued Earnings Strength: $18 Million Net Income; $134 Million Adjusted EBITDA

PALATINE, Ill, September 15, 2021—Weber Inc. (“Weber” or “the Company”) (NYSE: WEBR) today announced its financial results for the fiscal third quarter.

Weber reports its financial performance in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and as adjusted on a non-GAAP basis. Please see “Non-GAAP Financial Measures,” and “Reconciliation of GAAP to Non-GAAP Financial Information” below for additional information and reconciliations of the non-GAAP financial measures to the most comparable GAAP financial measures.

For the quarter ended June 30, 2021, Weber set a fifth straight year-over-year quarterly sales record as net sales increased 19%, to $669 million, from $561 million in the prior year quarter. Net Income was $18 million or 2.7% of net sales and Adjusted EBITDA was $134 million or 20.1% of net sales despite distribution, inbound freight, and commodity cost inflation headwinds.

“During the third quarter, we continued to experience record levels of demand for Weber® grills and accessories across every product fuel type in our portfolio and every region globally,” said Chris Scherzinger, Chief Executive Officer of Weber. “We see ongoing resilience in the outdoor cooking category and continued market share growth for Weber. Our growth priorities around new product innovation, direct-to-consumer, and channel and geography expansion have generated strong growth throughout 2021, with fiscal year-to-date sales up 41%, outpacing the category. This strong performance shows the power of the Weber brand and our unique global reach, as consumers continue to enjoy barbecuing at home all around the world.”

“Importantly, we converted our strong revenue growth into Adjusted EBITDA growth, in the face of industry-wide cost and logistics headwinds, thanks to our best-in-class supply chain management and our unique multi-continent manufacturing footprint, particularly with our US manufacturing operations here in Chicago,” added Mr. Scherzinger. “These unique strengths combined with the dedication and passion of our global team generated reliable earnings growth for our shareholders this quarter, while also allowing us to fund future growth initiatives in new product development, new technology and digital marketing platforms, and continued strategic geographic expansion.”

FOR THE THREE MONTHS ENDED JUNE 30, 2021

•	Net sales increased 19%, to $669 million, from $561 million in the prior year quarter.

•

Net sales increased 8% in the Americas, to $339 million, from $315 million in the prior year quarter; EMEA increased 35%, to $307 million, from $228 million in the prior year quarter; and APAC increased 25%, to $23 million from $18 million in the prior year quarter.

•

Net income decreased 78%, to $18 million, or 2.7% of net sales, compared to $79 million, or 14.2% of net sales in the prior year quarter. Adjusted net income decreased 6%, to $85 million, or 12.7% of net sales, compared to $91 million, or 16.2% of net sales in the prior year quarter.

•	Adjusted EBITDA increased 10%, to $134 million, or 20.1% of net sales, compared to $122 million, or 21.7% of net sales in the prior year quarter.

•

Continued strategic investments to accelerate growth via increased new product innovation, expanded digital marketing reach, accelerated geographic expansion, and amplified direct-to-consumer initiatives.

•

As of June 30, 2021, the Company had cash and cash equivalents of $146 million and $294 million of available borrowings under its revolving credit facility. Total debt at the end of the quarter was $1,244 million.

•

Net cash provided by operating activities was $289 million for the quarter compared to $333 million in the quarter ended June 30, 2020, with the decrease driven primarily by normalized inventory levels in 2021 versus low levels in 2020 during the pandemic.

FOR THE NINE MONTHS ENDED JUNE 30, 2021

•	Fiscal year to date net sales increased 41%, to $1,632 million, from $1,157 million versus the same period last year.

•

Net sales increased 37% in the Americas, to $892 million, from $650 million in the prior year nine months period; EMEA increased 42%, to $618 million, from $435 million last year; and APAC increased 69%, to $123 million from $73 million last year.

•

Net income decreased 11%, to $92 million, or 5.6% of net sales, compared to $103 million, or 8.9% of net sales in the prior year nine months. Adjusted net income increased 62%, to $196 million, or 12.0% of net sales, compared to $121 million, or 10.5% of net sales in the prior year nine months.

•	Adjusted EBITDA increased 62%, to $321 million, or 19.7% of net sales, compared to $199 million, or 17.2% of net sales in the prior year nine months.

•

Net cash provided by operating activities was $74 million for the nine months ended June 30, 2021, as compared to $121 million in the prior year, with the variance driven primarily by normalized inventory levels in 2021.

FULL FISCAL YEAR 2021 GUIDANCE

For the fiscal year ended September 30, 2021,

•	Net sales are expected to be between $1,960 million and $1,970 million, up 28%-29% versus the prior year.

•	Adjusted EBITDA is expected to be $305 million to $310 million, up 35%-37% versus the fiscal year ended September 30, 2020.

Weber provides net sales guidance on a GAAP basis and Adjusted EBITDA on a non-GAAP basis and does not provide a reconciliation of forward-looking Adjusted EBITDA (non-GAAP) to GAAP net income (loss), due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Because other deductions (such as restructuring, gain or loss on extinguishment of debt and litigation and other matters) used to calculate projected net income (loss) can vary dramatically based on actual events, the Company is not able to forecast on a GAAP basis with reasonable certainty that all deductions and additions needed in order to provide a GAAP calculation of projected net income (loss) at this time. The amount of these deductions may be material and, therefore, could result in projected net income (loss) being materially more or less than projected Adjusted EBITDA (non-GAAP). These statements represent forward-looking information and may represent a financial outlook, and actual results may vary.

Q3 2021 INVESTOR CONFERENCE CALL DETAILS

A conference call to discuss these fiscal third quarter of 2021 financial results is scheduled for today, September 15, 2021, at 7:30a.m. Central Time. Investors and analysts are invited to dial 844-200-6205 (international callers, please dial 929-526-1599) approximately 10 minutes before the start of the call. Please reference Conference ID 179886 when prompted. A live webcast of the conference call and supporting materials will be available on the Weber investor relations website, https://investors.weber.com. In addition, a replay and transcript of the webcast will be available on the same website within 24 hours after the call’s conclusion.

ABOUT WEBER INC.

Weber Inc., headquartered in Palatine, IL, is the world’s leading barbecue brand. The Company’s founder George Stephen, Sr. established the outdoor cooking category when he invented the original charcoal grill nearly 70 years ago. Weber offers a comprehensive, innovative product portfolio, including charcoal, gas, pellet and electric grills, smokers, and accessories designed to help outdoor cooking enthusiasts discover what’s possible. Earlier this year, the Company acquired June Life Inc., a smart appliance and technology company, to accelerate the development of its Weber Connect™ technology and digital products. Weber offers its barbecue grills and accessories, services, and experiences to a passionate community of millions across 78 countries.

Weber® is a registered trademark of Weber-Stephen Products LLC.

Weber Connect™ is a trademark of Weber-Stephen Products LLC.

INVESTOR RELATIONS CONTACTS:

•	investors@weber.com

•	Brian Eichenlaub

MEDIA CONTACTS:

•	media@weber.com

•	Kristina Peterson-Lohman

NON-GAAP FINANCIAL MEASURES

This press release contains Adjusted EBITDA and Adjusted Net Income, which are financial measures not presented in accordance with GAAP. Adjusted EBITDA is defined as net income before interest expense, net, income taxes, depreciation and amortization, adjusted for non-cash stock compensation / LTIP and profits interest expense, business transformation costs, operational transformation costs, impairment costs, debt refinancing and IPO costs, COVID-19 operational costs, loss from early extinguishment of debt, and gain on disposal of assets held for sale. Adjusted Net Income is defined as net income adjusted for non-cash stock compensation / LTIP and profits interest expense, business transformation costs, operational transformation costs, impairment costs, debt refinancing and IPO costs, COVID-19 costs, loss from early extinguishment of debt, and gain on disposal of assets held for sale, net of the tax impact of such adjustments. Adjusted EBITDA and Adjusted Net Income are used by management in making operating decisions, allocating financial resources, and internal planning and forecasting and for business strategy purposes. In addition, management believes that Adjusted EBITDA and Adjusted Net Income are widely used by investors as indicators of a company’s performance. Adjusted EBITDA and Adjusted Net Income may exclude items that are significant in understanding and assessing our financial results. The use of non-GAAP financial information should not be considered as an alternative to, or more meaningful than, the comparable GAAP measures. In addition, because Adjusted EBITDA and Adjusted Net Income are not determined in accordance with GAAP, they are susceptible to differing calculations, and not all comparable or peer companies may calculate their non-GAAP measures in the same manner. Please refer to the reconciliations of Adjusted EBITDA and Adjusted Net Income to the most directly comparable financial measures prepared in accordance with GAAP below.

FORWARD-LOOKING STATEMENTS

This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which represent Weber’s expectations or beliefs concerning future events. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including those factors discussed in the section titled “Risk Factors” in our Registration Statement (Registration No. 333-257824) on Form S-1.

Our future results could be affected by a variety of other factors, including uncertainty of the magnitude, duration, geographic reach, impact on the global economy and current and potential travel restrictions of the COVID-19 outbreak, the current, and uncertain future, impact of the COVID-19 outbreak on our business, growth, reputation, prospects, financial condition, operating results (including components of our financial results), and cash flows and liquidity, risks relating to any unforeseen changes to or effects on liabilities, future capital expenditures, revenues, expenses, earnings, synergies, indebtedness, financial condition, losses and future prospects, the ability to realize the anticipated benefits and synergies from business acquisitions in the amounts and at the times expected, the impact of competitive conditions, the effectiveness of pricing, advertising, and promotional programs; the success of innovation, renovation and new product introductions; the recoverability of the carrying value of goodwill and other intangibles, the success of productivity improvements and business transitions, commodity and energy prices, transportation costs, labor costs, disruptions or inefficiencies in supply chain, the availability of and interest rates on short-term and long-term financing, the levels of spending on systems initiatives, properties, business opportunities, integration of acquired businesses, and other general and administrative costs, changes in consumer behavior and preferences, the effect of U.S. and foreign economic conditions on items such as interest rates, statutory tax rates, currency conversion and availability, legal and regulatory factors including the impact of any product recalls; and business disruption or other losses from war, pandemic, terrorist acts or political unrest.

WEBER-STEPHEN PRODUCTS LLC

Condensed Consolidated Balance Sheets

(in thousands, except unit data)

	June 30,	September 30,
	2021	2020
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$146,469	$123,792
Accounts receivable, less allowance of $2,491 and $3,262 at June 30, 2021 and September 30, 2020, respectively (1)	321,717	130,885
Inventories, net	333,935	233,327
Prepaid expenses and other current assets (2)	44,109	33,880

Total current assets	846,230	521,884
Property, equipment and leasehold improvements, net	121,842	108,252
Operating lease right-of-use assets (3)	69,043	48,937
Other long-term assets	39,673	33,961
Trademarks, net	358,668	343,965
Other intangible assets, net	149,460	51,866
Goodwill	113,241	30,570

Total assets	$1,698,157	$1,139,435

Liabilities and members’ equity (deficit)
Current liabilities:
Trade accounts payable	$408,031	$298,078
Accrued expenses (4)	179,643	133,868
Income taxes payable	8,103	8,151
Current portion of long-term debt and other borrowings	12,500	36,250
Current portion of long-term financing obligation	571	514

Total current liabilities	608,848	476,861
Long-term debt, less current portion	1,208,248	575,659
Long-term financing obligation, less current portion	38,545	38,986
Non-current operating lease liabilities (5)	57,177	37,986
Other long-term liabilities	186,928	53,491

Total liabilities	2,099,746	1,182,983

Commitments and Contingencies
Members’ deficit, 531,716 and 551,774 common units authorized, issued and outstanding as of June 30, 2021 and September 30, 2020, respectively	(742)	(1,216)
Accumulated other comprehensive loss	(46,319)	(68,580)
Retained (deficit) earnings	(354,528)	26,248

Total members’ (deficit) equity	(401,589)	(43,548)

Total liabilities and members’ (deficit) equity	$1,698,157	$1,139,435

(1)	Includes related party royalty receivables of $75 and $220 at June 30, 2021 and September 30, 2020, respectively.
(2)	Includes related party prepaid royalties of $0 and $10,044 at June 30, 2021 and September 30, 2020, respectively.
(3)	Includes related party operating lease assets of $3,475 and $4,111 at June 30, 2021 and September 30, 2020, respectively.
(4)	Includes related party operating lease liabilities of $1,105 and $0 at June 30, 2021 and September 30, 2020, respectively.
(5)	Includes related party operating lease liabilities of $2,299 and $4,139 at June 30, 2021 and September 30, 2020, respectively.

WEBER-STEPHEN PRODUCTS LLC

Condensed Consolidated Statements of Income

(in thousands, except unit and per unit data)

(unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2021	2020	2021	2020
Net sales (1)	$668,867	$560,793	$1,632,176	$1,157,169
Cost of goods sold (2)	369,776	329,115	912,558	687,532

Gross profit	299,091	231,678	719,618	469,637
Operating expenses:
Selling, general and administrative (3)(4)	257,758	130,333	555,744	305,051
Amortization of intangible assets	5,226	3,190	12,090	10,045
Gain on disposal of assets held for sale	—	—	(5,185)	—

Income from operations	36,107	98,155	156,969	154,541
Foreign currency (gain) loss	(3,758)	(1,210)	(3,772)	4,823
Interest income (5)	(252)	(311)	(677)	(1,012)
Interest expense	18,283	10,895	50,457	32,006
Loss from early extinguishment of debt	—	—	5,448	—

Income before taxes	21,834	88,781	105,513	118,724
Income tax expense	4,009	8,548	19,398	12,106
Loss (gain) from investments in unconsolidated affiliates	—	778	(5,505)	3,556

Net income	$17,825	$79,455	$91,620	$103,062
Earnings allocated to participating securities	(129)	(721)	(730)	(1,006)

Net income attributable to common members	$17,696	$78,734	$90,890	$102,056

Net income per common unit
Basic	$32.84	$142.69	$166.00	$184.97
Diluted	$32.84	$142.69	$166.00	$184.97
Weighted average common units outstanding
Basic	538,777	551,774	547,515	551,760
Diluted	538,777	551,774	547,515	551,760

(1)	Includes related party royalty revenue of $128 and $34 for the three months ended June 30, 2021 and 2020, respectively, and $75 and $316 for the nine months ended June 30, 2021 and 2020, respectively.
(2)

Includes related party rental expense of $213 and $179 for the three months ended June 30, 2021 and 2020, respectively, and $605 and $538 for the nine months ended June 30, 2021 and 2020, respectively.

(3)	Includes related party rental expense of $68 and $59 for the three months ended June 30, 2021 and 2020, respectively, and $196 and $176 for the nine months ended June 30, 2021 and 2020, respectively.
(4)

Includes related party royalty expense of $0 and $471 for the three months ended June 30, 2021 and 2020, respectively, and $268 and $1,574 for the nine months ended June 30, 2021 and 2020, respectively.

(5)

Includes related party interest income of $11 and $14 for the for the three months ended June 30, 2021 and 2020, respectively, and $40 and $42 for the nine months ended June 30, 2021 and 2020, respectively.

WEBER-STEPHEN PRODUCTS LLC

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Nine Months Ended June 30,
	2021	2020
Operating activities
Net income	$91,620	$103,062
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for depreciation	20,317	21,881
Provision for amortization of intangible assets	12,090	10,045
Provision for amortization of deferred financing costs	2,813	2,079
Management incentive plan compensation, net of forfeitures	5,422	1,725
(Gain) loss from investments in unconsolidated affiliates	(5,505)	3,556
Gain on disposal of assets held for sale	(5,185)	—
Unit based compensation	88,771	142
Loss from early extinguishment of debt	5,448	—
Changes in operating assets and liabilities
Accounts receivable	(186,381)	(202,175)
Inventories	(96,505)	(27,341)
Prepaid expenses and other current assets	12,844	(2,192)
Trade accounts payable	106,057	152,197
Accrued expenses	29,165	57,735
Income taxes payable	6,507	5,120
Other	(13,018)	(4,536)

Net cash provided by operating activities	74,460	121,298

Investing activities
Proceeds from disposal of property, equipment and leasehold improvements	14,028	6,565
Additions to property, equipment and leasehold improvements	(40,503)	(22,709)
Payments for acquisitions	(128,514)	—

Net cash used in investing activities	(154,989)	(16,144)

Financing activities
Proceeds from issuance of long-term debt	1,250,000	—
Payments for deferred financing costs	(26,654)	(3,233)
Payments for deferred offering costs	(2,349)	—
Payments under agreement with iDevices	(228)	(1,521)
Interest rate swap settlement payments	(3,903)	—
Proceeds from contribution of capital, net	13,075	125
Repurchase of members’ interests	(188,860)	—
Members’ distributions	(315,622)	(10,240)
Borrowings from revolving credit facility	217,000	430,167
Payments on revolving credit facility	(217,000)	(419,545)
Payments of long-term debt	(622,500)	(36,250)
Payment for the acquired Q Grill Trademark	—	(18,000)
Service on financing obligation	(382)	—

Net cash provided by (used in) financing activities	102,577	(58,497)

Effect of exchange rate changes on cash and cash equivalents	629	7,808

Increase in cash and cash equivalents	22,677	54,465
Cash and cash equivalents at beginning of period	123,792	44,665

Cash and cash equivalents at end of period	$146,469	$99,130

Supplemental disclosures of cash flow information:
Cash paid for interest	$42,977	$35,172
Cash paid for income taxes, net of refunds of $3,213 and $656, respectively	$17,090	$7,251
Supplemental disclosures of non-cash investing and financing information:
Property and equipment included in accounts payable and accrued expenses	$7,253	$2,997
Deferred offering costs included in accounts payable and accrued expenses	$1,689	$—
Settlement of existing relationship through business combination	$9,776	$—
Issuance of common units for business acquisition	$14,582	$—

WEBER-STEPHEN PRODUCTS LLC

Non-GAAP Reconciliations

(in thousands)

(unaudited)

The following table reconciles income from operations to adjusted income from operations; net income to adjusted net income; net income to EBITDA; and EBITDA to Adjusted EBITDA for the periods presented:

	Three Months Ended June 30,		Nine Months Ended June 30,
	2021	2020	2021	2020
	(Dollars in thousands)
Income from operations	$36,107	$98,155	$156,969	$154,541
Adjustments:
Foreign currency gain (loss)(1)	3,758	1,210	3,772	(4,823)
Non-cash stock compensation / LTIP and profits interest expense(2)	61,714	975	94,193	1,867
Business transformation costs(3)	6,572	2,776	9,496	6,367
Operational transformation costs(4)	5,027	2,526	10,853	3,920
Debt refinancing and IPO costs(5)	8,954	—	12,660	—
COVID-19 costs(6)	68	6,305	548	8,356
Gain on disposal of assets held for sale	—	—	(5,185)	—

Adjusted income from operations	$122,200	$111,947	$283,306	$170,228

Net income	$17,825	$79,455	$91,620	$103,062
Adjustments:
Non-cash stock compensation / LTIP and profits interest expense(2)	61,714	975	94,193	1,867
Business transformation costs(3)	6,572	2,776	9,496	6,367
Operational transformation costs(4)	5,027	2,526	10,853	3,920
Debt refinancing and IPO costs(5)	8,954	—	12,660	—
COVID-19 costs(6)	68	6,305	548	8,356
Loss from early extinguishment of debt	—	—	5,448	—
Gain on disposal of assets held for sale	—	—	(5,185)	—
Tax impact of adjusting items	(15,118)	(1,211)	(23,523)	(2,154)

Adjusted net income	$85,042	$90,826	$196,110	$121,418

Net income	$17,825	$79,455	$91,620	$103,062
Adjustments:
Interest expense, net	18,031	10,584	49,780	30,994
Income tax expense	4,009	8,548	19,398	12,106
Depreciation and amortization	12,079	10,454	32,407	31,926

EBITDA	$51,944	$109,041	$193,205	$178,088
Non-cash stock compensation / LTIP and profits interest expense(2)	61,714	975	94,193	1,867
Business transformation costs(3)	6,572	2,776	9,496	6,367
Operational transformation costs(4)	5,027	2,526	10,853	3,920
Debt refinancing and IPO costs(5)	8,954	—	12,660	—
COVID-19 costs(6)	68	6,305	548	8,356
Loss from early extinguishment of debt	—	—	5,448	—
Gain on disposal of assets held for sale	—	—	(5,185)	—

Adjusted EBITDA	$134,279	$121,623	$321,218	$198,598

(1)

Adjusted income from operations includes foreign currency gain (loss) in order to align adjusted income from operations with Adjusted EBITDA, with the exception of depreciation and amortization and loss (gain) from investments in unconsolidated affiliates.

(2)

Our financial results reflect an increase in other long-term liabilities related to an increase in the value of our LTIP and profits interest units as well as a change in accounting methodology from the intrinsic value method to the fair value method during the second quarter of Fiscal Year 2021. These changes resulted in selling, general and administrative expense of approximately $62 million and $94 million for the three and nine months ended June 30, 2021, respectively.

(3)

“Business transformation costs” are defined as costs incurred to implement the leadership team’s plans to transition the organization to the future operating structure. These costs include major business transformation initiatives that require severance or other costs to transition to a new operating model.

(4)

“Operational transformation costs” are defined as restructuring and transformation initiatives related to major supply chain, operational moves and startups that are designed to enable future productivity. These costs also include significant systems integration costs, as well was plant shutdown and closure costs that will drive future efficiencies.

(5)	“Debt refinancing and IPO costs” are defined as certain non-capitalizable costs from the refinancing of the Company’s term loan and costs related to the initial public offering.
(6)

During the nine months ended June 30, 2021 and 2020, the Company incurred a number of significant costs related to the global COVID-19 pandemic. These non-recurring costs included plant shutdown costs, the impact of enhanced employee safety and social distancing protocols as well as overtime and expedited freight costs to fulfill significant unexpected demand increases driven by stay-at-home orders in many of our key markets. These costs have normalized in Fiscal Year 2021.